RESTRICTED STOCK UNIT AWARD AGREEMENT PURSUANT TO THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN
The AES Corporation, a Delaware corporation (the “Company”), grants to the Employee named below, pursuant to The AES Corporation 2003 Long Term Compensation Plan, as amended (the “Plan”), and this Restricted Stock Unit Award Agreement (this “Agreement”), this Award of Restricted Stock Units (“RSUs”) upon the terms and conditions set forth herein. Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Plan.
1. This Award of RSUs is subject to all terms and conditions of this Agreement and the Plan, the terms of which are incorporated herein by reference:

Name of Employee:

Fidelity System ID:

Grant Date:

Grant Price:

Target Number of RSUs Granted:

2. Each RSU represents a right to receive one Share at the time specified in Section 7 and in accordance with the terms of this Agreement.
3. Unless otherwise determined by the Committee, each RSU shall also represent a right to receive an additional dividend equivalent amount, payable in cash, equal to the accumulated amount per Share of cash dividends paid by the Company on outstanding Shares between the Grant Date and the Anniversary Date (as defined below) for the RSU. The additional dividend equivalent amounts that are accumulated subject to an RSU will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements and forfeiture provisions) as the RSU to which they relate under the Award. The RSUs will become payable if Employee’s right to receive payment for the RSUs becomes nonforfeitable (“Vesting,” “Vest,” or “Vested”) in accordance with Sections 5 and 6 of this Agreement or as otherwise provided for in this Agreement.
4. An RSU carries no voting rights and the holder will not have an equity interest in the Company or any stockholder rights, unless the RSU is paid out with Shares.
5. (i) This Award of RSUs will become non-forfeitable and will Vest, in accordance with and subject to the terms of this Agreement, in three installments on each of the first three anniversaries of the grant date (each the applicable “Anniversary Date”) if the Employee remains in the continuous employ of the Company or a Subsidiary until the applicable Anniversary Date, with each installment payable on the first and second Anniversary Dates being an amount equal to the target number of RSUs granted divided by three (in each case, rounded down to the nearest Share) and with the third installment payable on the third Anniversary Date being an amount equal to the target number of RSUs divided by three (rounded up to the nearest whole Share) but subject to the adjustment set forth in Schedule A attached hereto. Notwithstanding the preceding sentence:

(ii) If the Employee dies or experiences a Disability prior to the applicable Anniversary Date, all RSUs that have not previously Vested shall become nonforfeitable and Vest (such that the total target number of RSUs will have become vested without regard to Schedule A).
(iii) If the Employee Separates from Service on account of Qualified Retirement or Early Retirement, the RSUs that have not previously been paid or forfeited shall continue to Vest on the applicable Anniversary Date as provided in Section 5(i) after application of any adjustment as if the Employee’s employment had continued until the last of the Anniversary Dates to occur. For purposes of this Agreement, “Qualified Retirement” means a retirement approved in accordance with Company policy, in effect at the time of such retirement, of an Employee who (A) is at least 60 years of age and (B) has at least seven years of service as an employee of the Company and/or one or more of its Affiliates and “Early Retirement” means a retirement approved in accordance with Company policy, in effect at the time of such retirement, of an Employee who (A) is at least 57 years of age and (B) has at least ten years of service as an employee of the Company and/or one or more of its Affiliates.
(iv) If the Employee Separates from Service prior to the applicable Anniversary Date for any reason other than the Employee’s death or Disability or Qualified Retirement or Early Retirement, including, but not limited to, voluntarily by the Employee on account of retirement or by a Separation from Service by the Company with or without Cause (as defined in the Plan and as may otherwise be determined by the Committee in its discretion), all RSUs that have not previously Vested shall be immediately cancelled and forfeited without payment or further obligation by the Company or any Affiliate.
6. In the event of a (i) Change in Control and (ii) a Qualifying Event (as defined below) prior to the applicable Anniversary Date, if the RSUs described herein have not already been previously forfeited or cancelled, such RSUs will become Vested (such that the total target RSUs will have become Vested without regard to Schedule A) contemporaneous with the Qualifying Event; provided, however, that in connection with a Change in Control, payment of any obligation payable pursuant to the preceding sentence may be made in cash of equivalent value and/or securities or other property in the Committee’s discretion.
(A) Change in Control means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined in the Plan) of Persons (other than Management of the Company on the date of the most recent adoption of the Plan by the Company's stockholders or their Affiliates) shall have become the beneficial owner (as defined below) of more than 35% of the outstanding voting stock of the Company, (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group, including through the use of proxy access procedures as may be provided in the Company’s bylaws) cease to constitute a majority of the Board, or (iv) the consummation of a merger, consolidation, business combination or similar transaction involving the Company unless securities representing 65% or more of the then outstanding voting stock of the corporation resulting from such transaction are held subsequent to such transaction by the Person or Persons who were the beneficial owners of the outstanding voting stock of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction. Notwithstanding the foregoing or any provision to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change in Control is a distribution event for purposes of an Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5) (a “409A Change in Control”). For purposes of this Agreement, “beneficial owner(s)” shall have the meaning set forth in Rule 13d-3 of the Exchange Act.
(B) Qualifying Event means the occurrence of one or more of the following events: (i) immediately upon the consummation of a Change in Control Event, failure of the successor company in a Change in Control event to provide Substitute Awards that are substantially similar in both nature and terms (including having an equivalent realizable pre-tax value to outstanding Awards assuming vesting and delivery at the consummation of the Change in Control); (ii) within two years after the consummation of a Change in Control event, an involuntary termination without Cause of the Employee; or (iii) within two years after the consummation of a Change in Control event, a Good Reason Termination (as defined below) by the Employee.
(C) Good Reason Termination means, without an Employee’s written consent, the Separation from Service (for reasons other than death, Disability or Cause) by an Employee due to any of the following events occurring within two years after the consummation of a Change in Control: (i) the relocation of an Employee’s principal place of employment to a location that is more than 50 miles from the principal place of employment in effect immediately prior to such Change in Control; (ii) a material diminution in the duties or responsibilities of an Employee from those in place immediately prior to such Change in Control; or (iii) a material reduction in the base salary or annual incentive opportunity of an Employee from what was in place immediately prior to such Change in Control.
In order for Employee to terminate for Good Reason, (i) Employee must notify the successor entity in writing, within ninety (90) days of the event constituting Good Reason, of the Employee’s intent to terminate employment for Good Reason, that specifically identifies in reasonable detail the manner of the Good Reason event, (ii) the event must remain uncorrected for thirty (30) days following the date that Employee notifies the successor entity in writing of Employee’s intent to terminate employment for Good Reason (the “Notice Period”), and (iii) the termination date must occur within sixty (60) days after expiration of the Notice Period..
7. (i) Subject to Section 7(ii), payment for Vested RSUs will be made in Shares within thirty (30) days following the applicable Anniversary Dates specified in Section 5(i).
(ii) Notwithstanding Section 7(i), to the extent that the RSUs are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code), the RSUs shall be paid on an accelerated basis within thirty (30) days after any of the following events in a manner and to the extent necessary to comply with Section 409A of the Code):
(A) The occurrence of a Change in Control that is a 409A Change in Control,
(B) An Employee’s Separation from Service that occurs within 2 years after a Change in Control that is a 409A Change in Control, or
(C) An Employee’s death or Disability.
8. It is intended that under current U.S. federal income tax laws, the Employee will not be subject to income tax unless and until Shares and/or cash are delivered to the Employee, at which time the Fair Market Value of the Shares and/or cash will be reportable as ordinary income, and subject to income tax withholding as well as social security and Medicare (FICA) taxes. The

Employee must pay all applicable federal and state income and employment withholding taxes when due in such manner as approved by the Committee or Plan Administrator. The Employee should consult his or her personal advisor to determine the effect of this Award of RSUs on his or her own tax situation.
9. Notices hereunder and under the Plan, if to the Company, will be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203, attention of the Plan Administrator, or, if to the Employee, will be delivered to the Employee, which may include electronic delivery, or mailed to his or her address as the same appears on the records of the Company.
10. All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive on all persons. Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of this Agreement and the Plan, the Plan will govern.
11. By accepting this Award of RSUs, the Employee acknowledges receipt of a copy of the Plan and the prospectus relating to this Award of RSUs, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time. The Employee further acknowledges that the Plan and related documents, which may include the Plan prospectus, may be delivered electronically. Such means of delivery may include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Plan Administrator’s discretion. The Employee acknowledges that the Employee may receive from the Company a paper copy of any documents delivered electronically at no cost if the Employee contacts the Human Resources department of the Company by telephone at (703) 682-6553 or by mail to 4300 Wilson Boulevard, Suite 1100, Arlington, Virginia 22203. The Employee further acknowledges that the Employee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.
12. This Award is intended to satisfy the requirements of Section 409A of the Code (or an exception thereto) and shall be administered, interpreted and construed accordingly. The Employee shall have no right to designate the date of any payment under this Agreement. If the Employee is a Specified Employee and a payment subject to Section 409A of the Code (and not excepted therefrom) to the Employee is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Employee Separates from Service (or, if earlier, the death of the Employee), and any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of termination. The Company may, in its sole discretion and without the Employee’s consent, modify or amend the terms and conditions of this Award, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to cause this Award to comply with Section 409A of the Code (or an exception thereto). Notwithstanding, the Employee recognizes and acknowledges that Section 409A of the Code may impose upon the Employee certain taxes or interest charges for which the Employee is and shall remain solely responsible.
13. Notwithstanding any other provisions in this Agreement, any RSUs or other compensation (equity or cash) subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, shall be subject to such deductions, recoupment and claw back as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to this

Award and any other compensation paid or payable by the Company and recovery of such amounts relating thereto. By accepting this Award, Employee agrees and acknowledges that he or she is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover, recoup or recapture this Award or any other applicable compensatory amounts pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover, recoup or recapture this Award or such other compensatory amounts from Employee’s accounts, or pending or future compensation or other grants.
14. Pursuant to regulations on personal data protection, the Company or persons engaged by the Company will process Employee’s personal information for the purposes of processing and administering this Agreement and RSUs, and more generally to comply with legal obligations. The categories of personal information include the information provided by the Employee to the Company in connection with the award of an RSU, if applicable, and that the Company has about the Employee in the ordinary course of business. In accordance with applicable law, the Employee may have the right to access, correct, amend and remove this personal information upon request to the Company. Questions concerning this notice or to exercise your personal data protection rights may be made by sending a request to the Legal Department of the Company at: 4300 Wilson Boulevard, Suite 1100, Arlington, VA 22203.
15. This Agreement will be governed by the laws of the State of Delaware without giving effect to its choice of law provisions.
The AES CORPORATION

By: Tish Mendoza Executive Vice President and Chief Human Resources Officer

Schedule A

Subject to the other terms and conditions of the Agreement applicable to Employee’s restricted stock units (“RSUs”) granted under the Plan on February 24, 2023 (the “Grant Date”), this schedule sets forth the terms and conditions for the calculation of the RSUs that will vest based on the Company’s achievement of environmental and social goals and only have an effect on the number of RSUs that will vest and be deemed earned in the third and final year of the three-year vesting period (the “Third Tranche”). For purposes of clarity, the first two tranches of the RSUs will vest based on the passage of time on each anniversary of the Grant Date, subject to an Employee’s continued employment with the Company and the other terms and conditions set forth in the Agreement and the Plan, and vesting of such tranches will not be affected by the achievement of the goals set forth herein. Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Agreement or the Plan. All determinations and calculations hereunder shall be made by the Committee, in its discretion.

The number of the RSUs eligible to vest on the third anniversary will be (A) - the Third Tranche adjusted (positively, negatively, or not at all, as applicable) by (B) – the achievement of the environmental and social goals adjustment factor of plus or minus 15% of the total target number of RSUs granted on the Grant Date to the Employee (the “Adjustment Factor”) as follows:
(A) – Third Tranche;
(B) – Adjustment Factor will be determined by the Committee as follows based on the Company’s achievement of two equally-weighted goals – (C) and (D) – as follows:

(C) – Environmental Performance Goal: The achievement of this goal will be calculated based on the Company’s performance measured against its reduction of Gigawatt hours (GWh), as described below, from coal generation across the Company’s portfolio of fuel sources by the fiscal year ending December 31, 2025. The Committee will determine the percentage of GWh generated by the Company from coal generation relative to the GWh generated by the Company from all fuel types (including renewables, gas/LNG and other fuel types) by including pro forma adjustments, which are aligned to external guidance, and removing coal assets once a sale or shutdown has been announced.

The adjustment percentage achievement of this metric will be determined pursuant to the following table.

Percentage of GWh from Coal Generation by end of 2025 Fiscal Year	Adjustment Percentage*
Less than 8% (maximum positive adjustment)	+15%
11-13% (target range)	0%
16+% (maximum negative adjustment)	-15%
* Straight-line interpolation will be used to determine the adjustment percentage.
· (D) - Social Performance Goal: The achievement of this goal will be based on the Committee’s assessment of the Company’s performance by December 31, 2025 (as compared to December 31, 2022) in (1) improving diversity measured by the increase of the representation of women within leadership roles and increasing the representation of historically underrepresented groups in the Company’s employee population in the United States and (2) creating a culture of inclusion measured by the reduction of the voluntary attrition of underrepresented groups. Based on such assessment, the Committee will assign an adjustment percentage, which percentage will range from +15% to 0 to -15%.